Exhibit 10.29

AMENDMENT NO. 8 TO

CREDIT AGREEMENT

AMENDMENT NO. 8, dated as of October 15, 2007 (this “Amendment”), to the Credit Agreement, dated as of December 22, 2006 (as amended, restated, supplemented or otherwise modified from time to time, including all schedules thereto, the “Credit Agreement”), by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Wells Fargo Foothill, Inc., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), Velocity Express Corporation, a Delaware corporation (the “Parent”), each of the Parent’s Subsidiaries identified on the signature pages thereof as a Borrower (such Subsidiaries are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), and each of Parent’s Subsidiaries identified on the signature pages thereof as a Guarantor (such Subsidiaries, together with the Parent, are referred to hereinafter each individually as a “Guarantor”, and individually and collectively, jointly and severally, as the “Guarantors”).

Preamble

The Loan Parties (as defined in the Credit Agreement), the Lenders and the Agent wish to amend the Credit Agreement. Accordingly, the parties hereto hereby agree as follows:

1. Definitions in this Amendment. All capitalized terms used herein which are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2. Amendments.

(a) Section 2.6(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, (ii) if the relevant Obligation is an Advance that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Margin, and (iii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.”

(b) Schedule 1.1 of the Credit Agreement is hereby amended by adding the following new definition, in the appropriate alphabetical order:

“Base Rate Margin” means

(a) For the period from and including the December 22, 2006 to but excluding the effective date of any determination of the Base Rate Margin pursuant to clauses (b), (c) and (d) below,

(b) Thereafter, the relevant Base Rate Margin set forth in the table below that corresponds to the applicable EBITDA level for the Parent and its Subsidiaries (as determined in accordance with clauses (c) and (d) below).

EBITDA	Base Rate Margin
Less than or equal to $15,000,000.75%
Greater than $15,000,000 but less than $20,000,000.25%
Greater than $20,000,000	0%

(d) The Base Rate Margin shall be determined from time to time pursuant to clause (b) above on the first day of the month following the date on which the Parent delivers to the Administrative Agent a monthly compliance certificate in accordance with Schedule 5.3, commencing with the delivery by the Parent of the compliance certificate for the fiscal month of Parent and its Subsidiaries ended August 31, 2007. In the event that a monthly compliance certificate is not provided to the Administrative Agent in accordance with Schedule 5.3, the applicable Base Rate Margin shall be set at .75% as of the first day of the month following the date on which such compliance certificate was required to be delivered until the date on which such monthly compliance certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default arising as a result of the Parent’s failure to timely deliver such compliance certificate, the Base Rate Margin shall be set at the relevant Base Rate Margin set forth in the table above based upon the calculation of the EBITDA for the Parent and its Subsidiaries set forth in such monthly compliance certificate).

(e) Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default, the Base Rate Margin shall be set at the highest Base Rate Margin set forth in the table above, (ii) in the event that the audited annual financial statements of the Parent and its Subsidiaries required to be delivered by the Borrowers pursuant to Schedule 5.3 for any fiscal year shall indicate that the actual EBITDA of the Parent and its Subsidiaries for any period in such fiscal year was higher or lower than as previously certified by the Borrowers in the compliance certificate for such period, then the Base Rate Margin for such period shall be adjusted retroactively (to the effective date of the determination of the Base Rate Margin that was based upon the delivery of such compliance certificate) to reflect the correct Base Rate Margin, and the Borrowers shall make payments to or receive a future credit or payment from the Administrative Agent and Lenders, as the case may be, to reflect such adjustment and (iii) in the event that any of the information provided to Administrative Agent which is used in the calculation of the Base Rate Margin for any period is subsequently restated

or is otherwise changed thereafter, then if the Base Rate Margin for the applicable period would have resulted in a higher rate, Borrowers shall promptly upon demand pay to Administrative Agent any additional amount in respect of interest that would have been required based on the higher Base Rate Margin.”

(c) Schedule1.1 of the Credit Agreement is hereby amended by amending and restating the following definition of “LIBOR Rate Margin” in its entirety to read as follows:

“LIBOR Rate Margin” means

(a) For the period from and including December 22, 2006 to October     , 2007, 2.50%.

(b) For the period from and including October     , 2007 to but excluding the effective date of any determination of the Base Rate Margin pursuant to clauses (c), (d) and (e) below,

(c) Thereafter, the relevant LIBOR Rate Margin set forth in the table below that corresponds to the applicable EBITDA level for the Parent and its Subsidiaries (as determined in accordance with clauses (d) and (e) below).

EBITDA	LIBOR Rate Margin
Less than or equal to $15,000,000	3.25%
Greater than $15,000,000 but less than $20,000,000	2.75%
Greater than $20,000,000	2.50%

(d) The LIBOR Rate Margin shall be determined from time to time pursuant to clause (c) above on the first day of the month following the date on which the Parent delivers to the Administrative Agent a monthly compliance certificate in accordance with Schedule 5.3, commencing with the delivery by the Parent of the compliance certificate for the fiscal month of Parent and its Subsidiaries ended August 31, 2007. In the event that a monthly compliance certificate is not provided to the Administrative Agent in accordance with Schedule 5.3, the applicable LIBOR Rate Margin shall be set at 3.25% as of the first day of the month following the date on which such compliance certificate was required to be delivered until the date on which such monthly compliance certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default arising as a result of the Parent’s failure to timely deliver such compliance certificate, the LIBOR Rate Margin shall be set at the relevant LIBOR Rate Margin set forth in the table above based upon the calculation of the EBITDA for the Parent and its Subsidiaries set forth in such monthly compliance certificate).

(e) Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default, the LIBOR Rate Margin shall be set at the highest LIBOR Rate Margin set forth in the table above, (ii) in the event that the audited annual financial statements of the Parent and its Subsidiaries required to be delivered by the Borrowers pursuant to Schedule 5.3 for any fiscal year shall indicate that the actual EBITDA of the Parent and its Subsidiaries for any period in such fiscal year was higher or lower than as previously certified by the Borrowers in the compliance certificate for such period, then the LIBOR Rate Margin for such period shall be adjusted retroactively (to the effective date of the determination of the LIBOR Rate Margin that was based upon the delivery of such compliance certificate) to reflect the correct LIBOR Rate Margin, and the Borrowers shall make payments to or receive a future credit or payment from the Administrative Agent and Lenders, as the case may be, to reflect such adjustment and (iii) in the event that any of the information provided to Administrative Agent which is used in the calculation of the LIBOR Rate Margin for any period is subsequently restated or is otherwise changed thereafter, then if the LIBOR Rate Margin for the applicable period would have resulted in a higher rate, Borrowers shall promptly upon demand pay to Administrative Agent any additional amount in respect of interest that would have been required based on the higher LIBOR Rate Margin.”

(d) Section 6.16(a) of the Credit Agreement is hereby amended in its entirety to read as set forth on Schedule 1 to this Amendment.

3. Waiver.

(a) Pursuant to the request of the Borrowers and in accordance with Section 14.1 of the Credit Agreement, the Agent and Required Lenders hereby waive any Event of Default that has or would otherwise arise under Section 7 of the Credit Agreement by reason of the failure of the Loan Parties, pursuant to Section 6.16(a) of the Credit Agreement, to achieve the Minimum EBITDA requirement for (i) the seven (7) month period ending July 31, 2007 and (ii) the eight (8) month period ending August 31, 2007.

(b) The waiver in this Section 3 shall be effective only in the specific instances set forth herein and do not allow for any other or further departure from the terms and conditions of the Credit Agreement or any other Loan Document, which terms and conditions shall otherwise continue in full force and effect.

4. Representations and Warranties. In order to induce the Agent and the Lenders to enter into this Amendment, the Administrative Borrower (on behalf of the Loan Parties) hereby represents and warrants that:

(a) No Default. At and as of the date of this Amendment, and both prior to and after giving effect to this Amendment, no Default or Event of Default exists.

(b) Representations and Warranties True and Correct. At and as of the date of this Amendment and at and as of the Amendment Effective Date (as defined below) and after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date).

(c) Corporate Power, Etc. The Administrative Borrower (on behalf of each Loan Party) (a) has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Amendment. The Administrative Borrower (on behalf of the Loan Parties) is entering into this Amendment in accordance with Section 14.1 of the Credit Agreement.

(d) No Conflict. The execution, delivery and performance by the Administrative Borrower (on behalf of the Loan Parties) of this Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Loan Party, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Loan Party, or (d) require any unobtained approval of any Loan Party’s interestholders or any unobtained approval or consent of any Person under any material contractual obligation of any Loan Party.

(e) Binding Effect. This Amendment has been duly executed and delivered by the Administrative Borrower (on behalf of the Loan Parties) and constitutes the legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5. Conditions Precedent. This Amendment shall be effective on October __, 2007 (the “Amendment Effective Date”) upon the fulfillment by the parties hereto, in a manner satisfactory to the Agent and the Lenders, of all of the following conditions precedent set forth in this Section 4:

(a) Execution of the Amendment. Each of the parties hereto shall have executed an original counterpart of this Amendment and shall have delivered (including by way of facsimile transmission or other electronic transmission) the same to the Agent.

(b) Representations and Warranties. As of the Amendment Effective Date, the representations and warranties set forth in Section 4 hereof shall be true and correct.

(c) Amendment Fee. The Borrowers shall have paid to Agent, for its sole and separate account, a non-refundable amendment fee equal to $75,000, in immediately available funds, in Dollars, which fee shall be earned in full when paid.

6. Miscellaneous.

(a) Continuing Effect. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects. It is understood and agreed by the parties hereto that this Amendment constitutes a Loan Document.

(b) No Waiver; Reservation of Rights. This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, amendment or waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein. Notwithstanding anything contained in this Amendment to the contrary, the Agent and the Lenders expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, each other Loan Document and applicable law in respect of any Default or Event of Default.

(c) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(d) Severability. The provisions of this Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Amendment in any jurisdiction.

(e) Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic transmission shall be equally effective as delivery of a manually executed counterpart.

(f) Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(g) Binding Effect; Assignment. This Amendment shall be binding upon and inure to the benefit of the Loan Parties, the Lenders and the Agent and each of their respective successors and assigns.

(h) Expenses. The Administrative Borrower (on behalf of the Loan Parties) agrees that the Loan Parties will pay the Agent upon demand for all reasonable expenses, including reasonable fees of attorneys for the Agent (who may be employees of the Agent), incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment and any document required to be furnished herewith.

(i) Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(j) Release. The Administrative Borrower (on behalf of the Loan Parties) hereby acknowledges and agrees that no Loan Party has any defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to repay the obligations or to seek affirmative relief or damages of any kind or nature from the Agent or the Lenders. The Administrative Borrower (on behalf of the Loan Parties) hereby voluntarily and knowingly releases and forever discharges the Agent, the Lenders and each of their respective predecessors, agents, employees, attorneys, successors and assigns (collectively, the “Released Parties”) from all possible claims, demands, actions, causes of action, damages, costs, expenses and liabilities whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent or conditional, or at law or in equity, in any case originating in whole or in part on or before the date this amendment is executed that any Loan Party may now or hereafter have against the Released Parties, if any, irrespective of whether any such claims arise out of contract, tort, violation of law or regulations, or otherwise, and that arise from any Loans, the exercise of any rights and remedies under the Credit Agreement or other Loan Documents, and/or negotiation for and execution of this Amendment, including, without limitation, any contracting for, charging, taking, reserving, collecting or receiving interest in excess of the highest lawful rate applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADMINISTRATIVE BORROWER:

VELOCITY EXPRESS CORPORATION, a Delaware corporation

By:	/s/ Mark T. Carlesimo
Name:	Mark T. Carlesimo
Title:	Executive Vice President, General
Counsel, and Secretary

Amendment No. 8 to Velocity Credit Agreement

AGENT AND LENDER:

WELLS FARGO FOOTHILL, INC., a California corporation

By:	/s/ Jason Shanahan
Name:	Jason Shanahan
Title:	Vice President

Amendment No. 8 to Velocity Credit Agreement

Schedule 1

Section 6.16(a) Minimum EBITDA

“(a) Minimum EBITDA. Fail to achieve EBITDA, measured on a month end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$(3,800,000)	For the 7 month period ending July 31, 2007
$(4,330,000)	For the 8 month period ending August 31, 2007
$(4,600,000)	For the 9 month period ending September 30, 2007
$(4,600,000)	For the 10 month period ending October 31, 2007
$(4,500,000)	For the 11 month period ending November 30, 2007
$(3,400,000)	For the 12 month period ending December 31, 2007
$(2,000,000)	For the 12 month period ending January 31, 2008
$1,500,000	For the 12 month period ending February 29, 2008
$5,000,000	For the 12 month period ending March 31, 2008
$7,000,000	For the 12 month period ending April 30, 2008
$9,000,000	For the 12 month period ending May 31, 2008
$11,000,000	For the 12 month period ending June 30, 2008
$14,500,000	For the 12 month period ending July 31, 2008
$16,000,000	For the 12 month period ending August 31, 2008
$18,000,000	For the 12 month period ending September 30, 2008
$20,000,000	For the 12 month period ending October 31, 2008
$21,000,000	For the 12 month period ending November 30, 2008
$23,500,000	For the 12 month period ending December 31, 2008
$23,250,000	For the 12 month period ending January 31, 2009
$23,250,000	For the 12 month period ending February 29, 2009
$24,750,000	For the 12 month period ending March 31, 2009
$24,750,000	For the 12 month period ending April 30, 2009
$24,750,000	For the 12 month period ending May 31, 2009
$26,000,000	For the 12 month period ending on the last day of each month thereafter